Exhibit 19.1

TRAVEL+ LEISURE	Travel + Leisure Co. Insider Trading Policy (Global)

1.OVERVIEW AND SCOPE

The Company opposes any misuse of Material Non-Public Information in the trading of securities. It is the intent of this Policy to implement procedures designed to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of Material Non-Public Information about a company from: (i) trading in securities of that company, or (ii) providing Material Non-Public Information to other persons who may trade on the basis of that information.

This Policy applies to all transactions by Insiders involving Securities of the Company, or any other public company with which the Company does business. References to Insiders include the Insider’s Family Members and Controlled Entities. Each Insider is individually responsible for complying with this Policy and for making sure any transaction by his or her Family Members or Controlled Entities complies with this Policy.

2.PROHIBITED CONDUCT

No Trading While Aware of Material Non-Public Information

No Insider may trade in Company Securities while in possession (aware) of Material Non-Public Information, regardless of whether such information did in fact affect the Insider’s decision to trade. The existence of a personal financial emergency or other financial need or trading in what the Insider perceives as a small amount of Company Securities does not excuse compliance with this Policy or Applicable Law and will not be the basis for an exception to this Policy.

No Tipping

Insiders are prohibited from (i) disclosing, known as “tipping,” Material Non-Public Information to others regardless of whether the Insider expects to benefit from such disclosure or tipping, and (ii) recommending the purchase or sale of Company Securities based on Material Non-Public Information. These practices violate the securities laws and can result in civil and criminal penalties that apply directly to insider trading as well as Company disciplinary action, even though the Insider did not trade and did not gain any benefit from another person’s trading.

Insiders should exercise the utmost care and circumspection in dealing with information that may be Material Non-Public Information. Conversations in public places, such as hallways, elevators, restaurants and airplanes, involving information of a sensitive or confidential nature, should be avoided. Written information should be appropriately safeguarded and should not be left where it may be seen by persons not entitled to the information.

Other Public Companies

The Company engages in business transactions and has other business relationships with a number of companies whose securities are publicly traded. Information learned in connection with these transactions or relationships may constitute Material Non-Public Information about the other company. Insiders are prohibited from trading in the Securities of any other public company while possessing Material Non-Public Information concerning that company obtained in the course of service as an Insider, and from communicating that information to any other person for such use.

No Publicly-Traded Options

Given the relatively short term of publicly-traded options, transactions in options may create the appearance that an Insider is trading based on Material Non-Public Information and focus an Insider’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

No Short Sales or Hedging Transactions

Short sales of Company Securities (i.e., the sale of a security that the seller does not own) and transactions designed to hedge, offset, eliminate or reduce the risk of any decrease in the market value of or price fluctuations in any Company Securities, may evidence an expectation on the part of the Insider that the securities will decline in value, and therefore have the potential to signal to the market that the Insider lacks confidence in the Company’s prospects. Short sales and hedging transactions may also reduce an Insider’s incentive to seek to improve the Company’s performance. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. For these reasons, short sales and hedging transactions related to Company Securities by Insiders are prohibited.

No Pledging Transactions; Margin Accounts

Section 16 and Access Persons are prohibited from making pledges of Company Securities as collateral for a loan associated with Company Securities or otherwise holding Company Securities in a margin account.

3.Trading Windows and Black-Out Periods

The following restrictions apply to all trading in Company Securities, except trades conducted pursuant to a Rule 10b5-1 Plan that complies with Section 5 below or other transactions expressly excepted from this Policy:
•Section 16 and Access Persons may trade in Company Securities only during an Open Window Period, except when the Insider possesses Material Non-Public Information.
•The Company’s General Counsel or his or her designee may at any time establish a Non-Ordinary Group of Access Persons or a Non-Ordinary Black-Out Period that is publicized widely or to certain Insiders individually. No Insider may trade in Company Securities during a Non-Ordinary Black-Out Period applicable to such

Insider. No Insider may disclose to any person that a Non-Ordinary Group of Access Persons or a Non-Ordinary Black-Out Period has been established.
•Trading in Company Securities during an Open Window Period should not be considered a safe harbor and all Insiders should use good judgment at all times in connection with any transaction in Company Securities.

4.Pre-clearance of Trades

No Section 16 or Access Person may trade in Company Securities until:
•The Section 16 or Access Person trading has notified the Office of the General Counsel in writing of the amount and nature of the proposed trade(s);
•The Section 16 or Access Person has certified in writing prior to the proposed trade(s) that the Section 16 or Access Person is not in possession of Material Non-Public Information; and
•The Office of the General Counsel has pre-cleared the trade(s) in writing.

A pre-clearance request for a particular transaction must be made in writing via e-mail in advance of the proposed trade and include a completed pre-clearance application in the form circulated to Section 16 and Access Persons periodically by the Office of the General Counsel. Pre-clearance of an open market trade is valid for five consecutive trading days following the pre-clearance date or until such time as the Insider subsequently becomes aware of Material Non-Public Information, but in any event will not extend beyond the end of the applicable Open Window Period. If the transaction is not executed within that period, the Section 16 or Access Person must once again request clearance of the transaction. The Office of the General Counsel may decline to pre-clear any trading requests.
Pre-clearance by the Office of the General Counsel of any proposed trade(s) shall under no circumstances constitute legal advice or confirmation that the Section 16 or Access Person proposing to trade does not possess Material Non-Public Information or absolve any person of trading on the basis of Material Non-Public Information in violation of Applicable Law.

5.Rule 10b5-1 Plans

Compliance with the limitations on purchases and sales of Company Securities may be satisfied by entering into a Rule 10b5-1 Plan that satisfies all of the conditions and the requirements of Exchange Act Rule 10b5-1 (as amended) and this Section 5.

Section 16 and Access Persons may enter into or modify a Rule 10b5-1 Plan only during an Open Window Period and any Insiders may enter into or modify a Rule 10b5-1 Plan only at a time when such person is not aware of any Material Non-Public Information. However, an Insider may terminate a Rule 10b5-1 Plan while aware of Material Non-Public Information, if permitted by such plan and provided such plan is terminated in good faith by the Insider.

Insiders must submit any Rule 10b5-1 Plan, and modifications or terminations of such plan, in writing to the Office of the General Counsel prior to adoption, modification or termination.

The Rule 10b5-1 Plan must, among other things:
•Be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and Insiders must act in good faith at all times with respect to the plan;
•Not permit the Insider to exercise any subsequent influence over how, when, or whether to effect purchases or sales under the plan;
•Permit the Company to require Section 16 or Access Persons to instruct the broker to cease all sales under the Rule 10b5-1 Plan if the Office of the General Counsel determines that sales under such trading plan should be suspended; and
•Comply with the Rule 10b5-1 cooling off period requirements and limitations on overlapping and single trade plans.

6.Employee Benefit Plans

This Policy does not apply to the exercise of an employee stock option or stock-settled stock appreciation right acquired pursuant to the Company’s equity incentive plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of, or the tax liability associated with, an option. The Policy also applies to any subsequent sale of Company Securities received upon such exercise.

This Policy does not apply to the vesting of restricted stock, restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. The Policy does apply, however, to any market sale of the Company Securities received upon such vesting.

The trading prohibitions and requirements set forth in this Policy apply to elections regarding contribution levels, investment directions, fund transfers and plan loans under the Company’s employee benefit plans to the extent they relate to Company Securities. No Insiders may make or change such elections while in possession of Material Non-Public Information or Material Non-Public Information regarding any other public company that is an investment vehicle within such plan. The trading prohibitions and requirements set forth in this Policy do not apply to the subsequent periodic wage withholding contributions by the Company or employees under any Company employee stock purchase or defined contribution plan which is used to purchase Company Securities pursuant to an advance election in accordance with this Policy.

7.Gifts

Gifts or other transfers of Company Securities for no consideration by Section 16 and Access Persons are subject to the prohibitions and requirements of this Policy.

8.STANDING AND LIMIT ORDERS

Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described above) create heightened risks for insider trading violations. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an Insider is in possession of Material Non-Public Information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined above under the headings “Trading Windows and Blackout Periods” and “Pre-Clearance of Trades.”

9.POST-TERMINATION TRANSACTIONS

This Policy continues to apply to transactions in Company Securities following an Insider’s separation from employment with the Company or a subsidiary as follows: if an Insider is aware of Material Non-Public Information when such Insider’s employment or service relationship terminates, then the Insider may not trade in Company Securities until that information is no longer Material Non-Public Information. In addition, no Section 16 Person may execute a transaction within six months of an opposite-way transaction subject to Section 16(b) of the Exchange Act that occurred while the person was an officer or director.

10.IMPLEMENTATION

The SEC and the Financial Industry Regulatory Authority use sophisticated surveillance techniques to uncover insider trading violations, and the SEC and U.S. Department of Justice prosecute insider trading violations vigorously.

Any violation of this Policy may result in Company disciplinary action (up to and including termination of employment). This Policy is not, and is not to be construed as, a contract of employment between Travel + Leisure Co. or any of its subsidiaries and any employee or third party. Any employee or third party who is requested to undertake any activity which he or she believes is in violation of this Policy should report his or her concerns as soon as possible to his or her manager, any other manager, the Human Resources department and/or the Integrity Helpline.

Violations of the insider trading laws can also result in severe civil and criminal sanctions. For example, under U.S. securities laws, individuals may be subject to imprisonment for up to 20 years, criminal fines of up to $5 million and civil fines of up to three times the profit gained or loss avoided.

11.Priority of Statutory or Regulatory Trading Restrictions

The trading prohibitions and requirements set forth in this Policy will be superseded by any greater prohibitions or requirements prescribed by Applicable Law. Any Insider who is uncertain whether other prohibitions or requirements apply should consult the Office of the General Counsel.

12.Duties of the Office of the GENERAL COUNSEL

The duties of the Office of the General Counsel will include the following:
•Administering and interpreting this Policy.
•Responding to all inquiries relating to this Policy and its procedures, including pre-clearance requests.
•Recommending revisions to this Policy to the Board of Directors, as necessary to reflect changes in Applicable Law and best practices.
•Maintaining records required by this Policy.
•Maintaining, revising as appropriate, the lists of Section 16 and Access Persons.

13.KEY TERMS

“Access Persons” means each of the Insiders included on a list of Access Persons, to be maintained by the Office of General Counsel and distributed to such persons from time to time (other than Section 16 Persons), who have regular access to Material Non-Public Information in the normal course of their duties for the Company, and their Family Members and Controlled Entities.

“Applicable Law” means any applicable federal, state or local regulation, statute or rule.

“Black-Out Period” means an Earnings Black-Out Period or a Non-Ordinary Black-Out Period.

“Company Securities” means any Security issued by or related to the Company, including common stock, options for common stock, preferred stock, warrants and convertible debentures, as well as derivative securities relating to the Company’s stock, whether or not issued by the Company.

“Company” means Travel + Leisure Co. including its subsidiaries.

“Controlled Entity” means any corporation, partnership, limited liability company, trust or other entity (whether for-profit or not-for-profit) that is directly or indirectly controlled by an Insider including by any Family Member of an Insider.

“Earnings Black-Out Period” means the period during which trading in Company Securities is prohibited which period begins at the close of trading on the 10th trading day preceding the last calendar day of the quarterly period (which 10 trading day period includes the last calendar day of the quarter) and ending after the first full day of trading following the Company’s widespread public release of quarterly or year-end results of operations. If, for example, the Company were to make an announcement before market open on a Monday, you could not trade in Company Securities until the market opens on Tuesday.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Family Member” means family members who reside with the individual, anyone else who lives in the individual’s household, and any family members who do not live in the individual’s household but whose transactions in the Company Securities are directed by the individual or are subject to the individual’s influence or control (such as parents or adult children who consult with the individual before they trade in Company Securities).

“Insiders” means Company employees, including permanent, temporary or contract employees, officers, members of the Company’s Board of Directors, and their Family Members and Controlled Entities.

“Material Non-Public Information” means information about the Company (or another company, as applicable) that would be expected to affect the investment or voting decisions of a reasonable investor, would be expected to alter significantly the total mix of the information in the marketplace about the Company (or such other company), or could reasonably be expected to affect the market price of Company Securities, and such information has not been widely disseminated to the public in a manner specified below.

While it is not possible to identify all information that would be deemed Material Non-Public Information, the following categories of information may be considered Material Non-Public Information until publicly released by the Company—whether the information, development or event is “positive” or “negative”:
•Significant positive or negative changes in expected operating results or in expected quarterly financial results or in operational performance or liquidity.
•Projections of future earnings or losses and changes in earnings trends or guidance, including business unit drivers covered in earnings releases or other significant future financial expectations.
•Significant trends or interim results for the Company.
•Information on potential change of control transactions, or significant acquisitions or dispositions or joint ventures.
•Company stock splits, or public or private Company Securities offerings, or changes in dividend policy or amounts, or debt defaults.
•Significant actual or threatened disputes, litigation or government investigations or significant developments in any such matter.
•Changes in relationships with major customers or obtaining or losing important contracts.
•Pending significant restructuring.
•Issues with accounting or changes in auditors, or information that an auditor’s report may no longer be relied upon.
•Changes in senior management.
•Significant disruptions in the Company’s operations.
•Loss or potential loss, or breach or unauthorized access, of Company assets or facilities including information technology infrastructure.

Insiders should recognize that the public, the media and the courts will use hindsight in judging what is material.

A determination as to materiality of information involves not only a quantitative assessment but also a qualitative assessment. Both positive and negative information may be material.

Because materiality is an area that requires specialized judgment, Insiders should consult with the Office of General Counsel if there is a question as to the materiality of particular information.

For the purposes of this Policy, information will be considered widely disseminated to the public, that is, no longer non-public, on the first full day of trading following the Company’s widespread public release of the information by means of an SEC filing, press release issued through a major newswire or financial news service, properly noticed and publicly webcast conference call, or properly noticed and publicly webcast investor or investment community presentation. Any Insider who is unsure whether he or she possesses Material Non-Public Information should consult the Office of the General Counsel for guidance before trading in Company Securities.

“Non-Ordinary Black-Out Period” means any period during which trading in Company Securities is prohibited which period is designated by the Company’s General Counsel or Office of the General Counsel due to events or developments occurring outside of Earnings Black-Out Periods that may cause Insiders to be in possession of Material Non-Public Information.

“Non-Ordinary Group of Access Persons” means any Insiders designated as Access Persons by the Company’s General Counsel or his or her designee due to events or developments that may cause such Insiders to be in possession of Material Non-Public Information for a limited period of time.

“Office of the General Counsel” means the General Counsel and those attorneys reporting to the General Counsel who have responsibility for securities law or corporate governance matters.

“Open Window Period” means the period beginning after the first full day of trading following the Company’s widespread public release of quarterly or year-end results of operations and ending at the close of trading on the 10th trading day preceding the last calendar day of the quarterly period (which 10 day trading period includes the last calendar day of the quarter) or any other period specified by the Office of the General Counsel or his or her designee.

“Rule 10b5-1 Plan” means a trading plan with a securities broker as contemplated by and satisfying the conditions and requirements of SEC Rule 10b5-1 (as amended) under the Exchange Act that enables an Insider entering into and operating such a plan to demonstrate that Material Non-Public Information was not a factor in the decision to trade in Company Securities.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 16 Persons” means each of the Insiders who are subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act, and their Family Members and Controlled Entities.

“Securities Act” means the Securities Act of 1933 as amended and rules and regulations of SEC promulgated thereunder.

“Securities” or “Security” means a fungible, negotiable financial instrument including but not limited to common stock, options to purchase common stock, bonds, certificates of deposit, preferred stock, convertible debentures, warrants or any derivative instrument including puts, calls, short sales, equity swaps, exchange funds, options, collars or collar arrangements, prepaid variable forward contracts or any other derivative instrument which increases or decreases in value based on the price of any such securities.

14.ADDITIONAL INFORMATION

Questions and concerns, including regarding potential violations of this policy, may be directed to the Company’s Office of the General Counsel at corporatesecretary@travelandleisure.com.

Insiders are responsible for consulting the most recent version of this Insider Trading Policy (this “Policy”), which is posted on the Policy Center Website on Compass at (https://compass.travelandleisureco.com/compliance-policies/policy-center).

Effective Date: April 19, 2024